Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (No. 333-74062 and 333-222128) on Form S-8 of Team, Inc. of our report dated June 28, 2019, appearing in this Annual Report on Form 11-K of the Team, Inc. Salary Deferral Plan and Trust for the year ended December 31, 2018.

/s/ Melton & Melton, L.L.P.
Houston, Texas
June 28, 2019